EIP Energy Income & Growth Fund (FEN) November 14, 2011

2 FEN History • Launched in June, 2004 during weak market for income securities. • Energy Income Partners (EIP) takes over as sub - advisor on Sept 14, 2007. • EIP immediately restructures portfolio by reducing cyclical exposure, selling private equity positions, improving credit quality of portfolio companies and increasing income generation. • Deleveraging in Fall of 2008 causes all MLP closed end funds except FEN to cut their distributions as FEN has a more conservative payout ratio. • In 2008 and 2009 FEN retires its Auction Rate Notes and replaces them with a lending facility from BNP. • In 2010, FEN resumed dividend increases. In the Four years EIP has sub - advised FEN, dividends have grown 22.1%.

Yield & Growth: Drivers of Long Term Returns

Asset Class	Yield[1]	Dividend Growth[2] (Last 10 Years)
Energy MLPs	6.9%	6.7%
Former CITs	5.7%	4.3%
Utilities	4.2%	4.9%
REITs	4.1%	-2.4%
S&P 500	2.3%	5.2%

Note: EIP gross yield will tend to be about 70-80 basis points lower than MLP Index.

[1]Yield is as of 09/30/11.

[2]10-year growth is per share annual growth in cash distributions or dividends from 09/30/01 to 09/30/11. MLPs are represented by the Alerian MLP Index. Utilities are the components of the UTY Index. Former CITs are the infrastructure related Canadian Income Trusts and their successor companies that EIP has owned at least once in the past and whose yield and historic growth is market cap weighted and include: VSN, NPI, ENF, PPL, IPL-U, WTE-U, BRC-U, KEY, MTL, ALA. Some CITs have not been in existence for the full 10 years. REITs are the Equity REIT component of the National Assn of REITs. It is not possible to invest directly in an index. Past performance is no guarantee of future results.

Source: Bloomberg, FactSet, NAREIT, Alerian Capital Management

First Trust Energy Income Partners, LLC 3

4 4 4 EIP's Niche Strategy: Energy Infrastructure + High Payout High Payout ▪ Attractive Yield ▪ Capital Discipline Growth High Payout Infrastructure • Infrastructure ▪ Steady Fee - Based Cash Flows ▪ Natural Monopolies ▪ Inflation Escalators 4 MLPs Select Utilities Former Canadian Infrastructure Trusts Pipeline C - Corps

MLP 101: Sector Breakdown Source: Bloomberg, EIP Estimates. Numbers are as of September 30, 2011 5 Sector Number Market Cap ($bn) Intra - / Inter - State Pipelines 16 $128 Gathering & Processing 19 54 Oil & Gas Production 10 15 Propane 6 9 Coal 6 10 Marine 4 4 Other 11 11 Total 72 231

6 Recent Trends and Lessons from History • Legacy Infrastructure MLPs have mostly stuck to their knitting: long lived, mostly non - cyclical assets • Over 2/3 of new MLPs since 2005 are cyclical businesses, many with short asset lives • Meanwhile, pipeline utilities, energy conglomerates, etc. are restructuring to create old - fashioned, pure play utility companies. • A promise to payout most of the earnings that is backstopped by the right assets is a good deal for investors who want yield and provides a lower cost of capital for the company. • In high - payout asset classes like MLPs, Utilities, REITs and Income Trusts, history tells us that dividend cuts come from businesses that are too cyclical, too over - leveraged or both.

7 Worries About MLP Taxation • Earlier this year, MLPs traded down on fears that large partnerships would be taxed • Proposed by Treasury Department • All pass - through entities (S - Corps, LLCs, MLPs, REITs, sole proprietorships, etc) • Public or private • >$50 million of annual revenue • Recent Activity • Proposal for revenue enhancement by Ways and Means Democrats • President’s Jobs Bill • Joint Committee on Taxation review of “tax expenditures” • Lessons from History

8 Disclosures This closed - end fund invests in a portfolio consisting primarily of securities issued by MLPs. Investment in the Fund involves risks including fluctuations in energy prices, decreases in the supply of or demand for energy commodities, increased government regulation, national disasters and various other risks. The use of leverage for investment purposes increases both investment opportunity and investment risk. The risks of investing in the Fund are spelled out in its regulatory filings. Certain statements made during today’s call may not be historical facts and are referred to as “forward - looking statements” under the U.S. federal securities laws. Forward - looking statements are not historical facts but instead represent only the sub - advisor’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside the sub - advisor’s control. Actual future results or occurrences may differ significantly from those expressed or implied in any forward - looking statements due to numerous factors. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward - looking statements, which generally are not historical in nature. You should not place undue reliance on forward - looking statements, which speak only as of the date they are made. FTA, the sub - advisor and the fund undertake no responsibility to update publicly or revise any forward - looking statements .